EXHIBIT 10.37

EPI Transition Agreement
between
UBS AG and Perot Systems Corporation

Table of Contents

I. Personnel
A. Initial Assignments
B. Assignments at Transition Date
C. Assignments after Transition Date
D. Hiring during Term
1. UBS’ Involvement
2. Perot Systems’ Involvement
3. Disputes
E. Restrictions on Transfers by Perot Systems
F. Assignment of Perot Systems Personnel during the Transition Period
G. Hiring at Expiration
H. Additional Procedural Requirements
I. Terms of Employment Offers
J. Retentions After Expiration Date
K. Other Hiring Restrictions
L. Indemnities
M. Subcontracting
II. Operations
A. Services
B. Security
C. Safeguarding SBC Data
D. Safeguarding PSC Data
E. Physical Security for Facilities
F. Disaster Recovery/Viruses
G. Third-Party Contracts
H. Data Protection
III. Finance
A. Annual Profit Amount
B. Revenues
1. Services
2. Revenue Forecasts, Bonuses, and Floors
C. Transition Bonus
D. Insurance
E. Existing Tax Assets
IV. Services
A. Services; Projects
B. Requirements; Final Right of Refusal
C. Non-Competition
V. Intellectual Property
A. SBC Systems

B. Rights in Developed Systems
C. PSC Systems
D. Rights in Other Materials
E. No Effect on Other Licenses
VI. Relationship
A. Governance
B. Preferred Vendor
C. Relationships with Competitors of Other Party
D. No Further EPI Agreements
VII. Termination
A. General
B. Termination
C. Termination Assistance
VIII. Miscellaneous
A. Entire Agreement
B. Notices
C. Waiver
D. Survival
E. No Third-Party Beneficiaries
F. Indemnification Procedures
Schedule A Definitions
Schedule B Residual Perot Systems Account Team
Schedule C Personnel on ITSM Project
Schedule D Agreed Management Principles
Schedule E Systems Developed and Owned by Perot Systems under the EPI
Table 1 Agreements Remaining in Effect Between Parties as of Effective Date

Agreement

This EPI Transition Agreement (the “Agreement”) is made as of 15 September 2004 (the “Effective Date”), between UBS and Perot Systems to establish the terms and conditions by which the parties will transition responsibility and authority from Perot Systems to UBS between the Effective Date and 1 January 2005 (the “Transition Date”) and thereafter through 1 January 2007 (the “Expiration Date”) for the performance of Perot Systems’ services under the EPI Agreement and to amend other agreements between the parties as necessary. These terms, conditions, and amendments are set forth below.

Certain capitalized terms used in this Agreement are defined in Schedule A. Capitalized terms not defined in Schedule A or otherwise defined in this Agreement are defined in the Master Agreement, MOA, or EPI Agreement.

Except as otherwise stated in this Agreement, (i) the terms of other agreements between the parties remain in effect, and (ii) the changes set forth in this Agreement to such other agreements take effect on the Effective Date.

I. Personnel

A. Initial Assignments. On or before the Effective Date, UBS will notify Perot Systems of its process for selecting personnel from the UBS Group and the PSC Group for Tiers 1 and 2 of the ITI organization or the IB IT production organization, being the personnel who will report directly (Tier 1) or indirectly at one remove (Tier 2) to the head of ITI or IB IT production. On or before the Transition Date, UBS will select such personnel with the advice and counsel of Perot Systems’ Operational Manager and shall notify Perot Systems of the selections.

B. Assignments at Transition Date. On the Transition Date, Perot Systems will assign (subject to the terms of the Agreed Management Principles) the responsibility to manage and direct the work (but not the responsibility to administer the employment) of all Perot Systems Personnel who are then assigned to performing Services under the EPI Agreement to teams designated and led by production management of ITI or production management of IB, and UBS will accept such responsibility. Notwithstanding the preceding sentence, Perot Systems shall retain the sole responsibility to select, employ, manage, supervise, and terminate Perot Systems Personnel in the roles set forth on Schedule B and UBS shall pay Perot Systems the PSC Costs for such Perot Systems Personnel through the Expiration Date or Wind-up Date as specified in Schedule B. The parties anticipate that the roles listed on Schedule B may change by mutual agreement from time to time.

C. Assignments after Transition Date. As to the Perot Systems Personnel who on the Transition Date are assigned to the ITSM project and are listed on Schedule C, as Schedule C may be amended by agreement up to the Transition Date, Perot Systems will assign (subject to the terms of the Agreed Management Principles) the responsibility to manage and direct the work (but not the responsibility to administer the employment) of all of such Personnel to teams led by production management of ITI and production management of IB when the ITSM project expires, and UBS will accept such responsibility.

D. Hiring During Term.

1. UBS’ Involvement. After the Transition Date, Perot Systems will involve UBS in the process for appointing Perot Systems Personnel excluding those in roles listed on Schedule B in the following manner. When Perot Systems has decided to nominate a candidate, it will notify the most junior UBS Personnel in the management chain upwards from that candidate’s intended position. If Perot Systems receives an automated out-of-office email response, it will notify the next most senior person in the management chain. The UBS Personnel will have two working days to decide whether UBS desires to interview the candidate first, and no response will be deemed approval of the nomination. If the UBS Personnel responds within two working days that UBS desires to interview the candidate, UBS will have a further five days from that response to conduct the interview and decide whether to approve the nomination, provided that such five-day period shall be extended until Perot Systems makes the candidate available to UBS for an interview. Failure to notify Perot Systems in writing (including email) of a disapproval within such five-day period will be deemed approval. The above is subject to the rights of UBS under Section 6 of the MOA with respect to the Perot Systems Relationship and Operational Managers.

2. Perot Systems’ Involvement. Where one of Perot Systems Personnel is managing a blended team of Perot Systems Personnel and UBS Personnel, he or she will have rights similar to those described in Section I.D.1 above, and within the same time frames, to approve or disapprove the nomination of a member of UBS Personnel to the team.

3. Disagreements. If Perot Systems and UBS disagree on a nomination, the question will be referred to the parties’ Operational Managers and, if they cannot resolve the matter, to the dispute resolution process under Sections 7.2 and 7.3 of the MOA.

E. Restrictions on Transfers by Perot Systems. During the period from January 1, 2005, to September 30, 2006, Perot Systems will not, without the written consent of UBS (which will not be unreasonably withheld or delayed), reassign within Perot Systems or its Affiliates any Perot Systems Personnel if such reassignment would: (i) violate Section 4.2(e) of the Master Agreement; or (ii) result in the total number of Perot Systems Personnel who have been reassigned in a calendar year to exceed any of the following thresholds: (A) 5% of Perot Systems Personnel; (B) 30% of the Perot Systems Personnel at a given geographic location (i.e., within a state within the United States, or within a country if outside the United States; or (C) 30% of the Perot Systems Personnel in any one discipline of IT (e.g., Sybase, UNIX administrator, desktop support, etc.). For the purposes of calculating the thresholds, the number of Perot Systems Personnel under clauses (A), (B) and (C) above shall be determined as at the beginning of each calendar year. Any open positions created by reductions in Perot Systems Personnel through terminations for performance or for misconduct or voluntary resignations, or created by increased demand for resources by the UBS Group made in accordance with Schedule F to the EPI Agreement, as amended by Section III.B.2(g) of this Agreement, and remaining unfilled shall count against the thresholds set forth in clauses (A), (B) and (C) above.

F. Assignment of Perot Systems Personnel

1. Perot Systems shall (on behalf of itself and other PSC Group members) comply with any Law applicable to it that relates to the assignment of Perot Systems Personnel to the UBS Group during the Transition Periods, including where applicable the obtaining of relevant authorities or permits in relation to such assignment and shall provide copies to UBS promptly and in any event within 14 days after the date of execution of this Agreement by the parties.

2. During the Transition Periods the parties mutually agree that Perot Systems Personnel who are employees or contract personnel shall remain respectively as employees and contract personnel of Perot Systems (or, if applicable, other members of the PSC Group) notwithstanding their assignment to the UBS Group during the Transition Periods and Perot Systems shall administer and continue to pay their salaries, fees, allowances and to provide their benefits during the Transition Periods.

3. During the Transition Periods Perot Systems and UBS shall comply with the Agreed Management Principles in respect of the Perot Systems Personnel as set out in Schedule D.

4. Perot Systems (on behalf of itself and other PSC Group members) shall during the Transition Periods comply with any Obligation applicable to it in respect of the Perot Systems Personnel and their appropriate representatives (including any information and consultation requirements).

5. UBS (on behalf of itself and other UBS Group members) shall during the Transition Periods comply with any Obligation applicable to it in respect of the assignment to the UBS Group of Perot Systems Personnel as third party labor (including any information and consultation requirements).

6. Perot Systems (on behalf of itself and other PSC Group members) shall not between the Effective Date and the Expiration Date without the prior written consent of UBS (such consent not to be unreasonably withheld or delayed) materially alter the terms and conditions of employment or engagement (whether contractual or non-contractual) of Perot Systems Personnel, including without limitation the terms of any Severance Plan. This Section I.F.6 shall not apply to alterations that are required by any Obligation or that apply to all or a substantial proportion of Perot Systems’ employees.

7. Subject to applicable Law Perot Systems shall (on behalf of itself and other PSC Group members), upon receipt of a reasonable written request from UBS for information in respect of Perot Systems Personnel, use commercially reasonable efforts to obtain from the Perot Systems Personnel any necessary consent under any applicable Law in connection with the provision of personnel information to UBS, and shall provide such information that is dependent on the obtaining of individual employee consent within five working days after obtaining such consent, and shall provide any other information to UBS within five working days of the request being made.

8. UBS and Perot Systems agree that in Territories where Acquired Rights Directive Law applies the date of transfer for the purposes of the Acquired Rights Directive Law (where applicable) shall be 31 December 2006 or, if earlier, the date on which the EPI Agreement terminates.

G. Hiring at Expiration.

1. The “UBS Offer Period” will run from August 31, 2006 through September 30, 2006. During the UBS Offer Period, one or more members of the UBS Group shall make offers of employment (and of contract novation in the case of contract personnel) to all Perot Systems Personnel then on the account, including such Perot Systems Personnel who have been assigned to the account after the Effective Date (subject to UBS’ approval under Section I.D.1 after the Transition Date), who are not employed in roles listed on Schedule B, and may make offers of employment or engagement to Perot Systems Personnel who are employed or engaged in roles listed on Schedule B. Such offers shall take effect as of the Expiration Date, except that any offers to Perot Systems Personnel whose roles are designated with an asterisk on Schedule B shall take effect upon completion of their responsibilities in that role but no later than the Wind-up Date. UBS shall inform Perot Systems of the substance of each offer within three days after sending the written offer letter to the Perot Systems Personnel and shall notify Perot Systems promptly of each acceptance or rejection by a recipient.

2. Except to the extent set forth in Section I.G.3, below, during the UBS Offer Period, Perot Systems (on behalf of itself and other PSC Group members) shall not make offers of employment or engagement to Perot Systems Personnel or otherwise discuss potential roles, responsibilities or compensation with such Perot Systems Personnel. Perot Systems will collaborate with UBS to maximize acceptances of offers made by UBS Group members to Perot Systems Personnel, subject to applicable law, and will not take any actions to impede or discourage UBS Group members’ attempts to hire such Perot Systems Personnel. Perot Systems shall cooperate in facilitating the UBS hiring process to the extent reasonably practicable. In the case of Perot Systems Personnel who are contract personnel, Perot Systems (and the applicable PSC Entity) shall use all commercially reasonable efforts to obtain any required consents and otherwise cooperate in the transfer or assignment to UBS of the contractor agreement(s).

3. Notwithstanding Section I.G.2, on or before June 30, 2006, Perot Systems may give UBS a list of Perot Systems Personnel whom Perot Systems (or the applicable PSC Entity) wishes to retain as of June 30, 2006, subject to the same limits on the quantity, location, and disciplines of such Perot Systems Personnel as those in Section I.E above on reassignments except that open positions will not count against the thresholds. Perot Systems (or the applicable PSC Entity) may make offers to retain such Personnel during the UBS Offer Period (which may result in such Perot Systems Personnel receiving simultaneous offers of employment or engagement from members of the Perot Systems Group and UBS Group during the UBS Offer Period). Successful redeployment of any Perot Systems Personnel under Section I.H.1 below will not be deemed to constitute a transfer when calculating the thresholds set out in Section I.E.

4. If the EPI Agreement terminates prior to January 1, 2007 for any reason, the dates set forth in this Section I.G for employment offers shall be adjusted to provide comparable offer periods (to the extent practicable) prior to the effective date of termination of the EPI Agreement or, if impracticable, shall be accelerated so as to compress the periods proportionally.

H. Additional Procedural Requirements

1. After September 1, 2006, UBS shall notify Perot Systems in writing within 5 working days if no offer of employment or engagement has been made to a member of Perot Systems Personnel or if an offer of employment or engagement made in accordance with Section I.G.1 above has been rejected within 5 working days of receiving such rejection, and Perot Systems will use its reasonable endeavors (taking into account its then current resourcing requirements) to redeploy the relevant Perot Systems Personnel within the PSC Group prior to the Expiration Date or (in the case of staff marked with an asterisk in Schedule B) prior to the Wind-up Date. Where Perot Systems (or the applicable PSC Entity) does not redeploy a member of Perot Systems Personnel it shall (subject to any applicable Obligation) within five working days after receiving notice from UBS in accordance with this Section I.H.1 give notice of termination of employment or engagement to the member of Perot Systems Personnel, using reasonable endeavors to achieve all such terminations by no later than December 15, 2006, or in the case of Perot Systems Personnel marked with an asterisk on Schedule B, by the Wind Up Date. If UBS does not give the required notice in accordance with this Section I.H.1 Perot Systems (or the applicable PSC Entity) may give notice of termination of employment or engagement to the relevant member of Perot Systems Personnel in accordance with any applicable Obligation.

2. In respect of Perot Systems Personnel who accept an offer of employment or an engagement with any member of the UBS Group, Perot Systems (or the applicable PSC Entity) will carry out any required termination of their Perot Systems employment or engagement using reasonable endeavours (subject to any applicable Obligation) to accomplish this by no later than December 31, 2006, or in the case of Perot Systems Personnel marked with an asterisk on Schedule B, by the Wind Up Date.

3. Perot Systems (on behalf of itself and other PSC Group members) shall use its commercially reasonable efforts to procure that any member of Perot Systems Personnel (i) whose employment or engagement is terminated in accordance with Sections I.H.1 or I.H.2 above, and (ii) to whom a severance payment under the terms of an applicable Severance Plan is made will execute a Settlement Agreement as to such termination. Perot Systems shall not be required to offer any payments in excess of any Obligation or under the Severance Plan as part of its efforts unless UBS agrees in writing in advance to reimburse Perot Systems for the payments.

I. Terms of Employment Offers. Any employment offers made by UBS (or other members of the UBS Group) will be in accordance with this Article I and otherwise in accordance with the applicable UBS Entity’s normal employment policies. The applicable UBS Entity will offer each transitioned employee a total salary and benefits package in monetary value that is substantially comparable to or better than the total salary and benefits package received by that employee prior to the transfer.

J. Retentions After Expiration Date. The parties contemplate that certain Perot Systems Personnel will be required for account management and administration services for some time after the Expiration Date. The roles of such personnel are marked with an asterisk in Schedule B. As to such personnel who are performing such roles up to the Wind-up Date, UBS will pay the PSC Costs of such personnel in accordance with Schedule F of the EPI Agreement as though it were still in effect.

K. Other Hiring Restrictions. Section 8.10(c) of the MOA is deleted.

L. Indemnities.

1. Perot Systems will defend, indemnify, and hold harmless the UBS Group against all Liabilities in any of the Territories arising out of or in connection with:

1.1 the employment or engagement or termination of employment or engagement of any PSC Group staff who have not been Perot Systems Personnel and whose claim is not covered by a UBS indemnification obligation;

1.2 any failure by any member of the PSC Group prior to the Transition Date to obtain any relevant authority or permit in any of the Territories in relation to the provision of Perot Systems Personnel to the UBS Group prior to the Transition Periods and/or to maintain such authority or permit during the Transition Periods;

1.3 any failure by any PSC Group member in the period prior to the Expiration Date to comply with an Obligation applicable to it in any Territory relating to Perot Systems Personnel or their appropriate representatives or to UBS Personnel. In the case of Perot Systems Personnel whose roles are marked with an asterisk in Schedule B the obligation set out in this section shall additionally apply in the period prior to the Wind-up Date);

1.4 any breach by Perot Systems of Section I.F.6 of this Agreement; and

1.5 any act or omission (other than those addressed in Sections L.1.1.1. through L.1.1.4 preceding) by any PSC Group member or any Perot Systems Personnel in relation to any Perot Systems Personnel or any UBS Personnel in the period prior to the Expiration Date (or in the case of Perot Systems Personnel listed in Schedule B, in the period prior to the Wind-up Date), including without limitation any failure to comply with the requirements of Sections I.H.1 to I.H.3 above save where such act or omission was in accordance with the Agreed Management Principles or otherwise done (or not done) at the request of or on the instruction of any UBS Personnel whom the applicable PSC Entity or Perot Systems Personnel reasonably believed was authorised by UBS to make such a request or give such instruction.

2. UBS will defend, indemnify, and hold harmless the PSC Group against all Liabilities in any of the Territories arising out of or in connection with:

2.1 any claim by Perot Systems Personnel directly related to the reorganization of the management and team structures applicable to the provision of the Services by UBS in the period prior to the Expiration Date, including any claim of illegal discrimination, constructive termination, or unjust dismissal, save as such claim may result from actions by the PSC Group which do not accord with the Agreed Management Principles or this Agreement;

2.2 the terminations under Section I.H.1 and Section I.H.2 above, save where the relevant member of the PSC Group has failed to comply with Section I.H.3 in respect of the terminated member of Perot Systems Personnel. Notwithstanding the above,

UBS will not be obligated under this paragraph 2.2 to reimburse any member of the PSC Group for payments due under any Severance Plan or otherwise in excess of an Obligation for any Perot Systems Personnel who do not accept an offer of employment or engagement extended by UBS or by Perot Systems or for any Liability arising from any failure of the PSC Group to comply with an Obligation in respect of a termination carried out pursuant to Sections I. H. 1 or I. H. 2;

2.3 any failure to make an offer of employment in accordance with this Agreement or any claim that an offer of employment or a failure to offer employment by a UBS Group member during the UBS Offer Period was a breach of a relevant Obligation;

2.4 the employment or engagement or termination of employment or engagement by a UBS Group member of any UBS Personnel;

2.5 the employment or engagement, or termination of employment or engagement, by a UBS Group member of any Perot Systems Personnel who becomes employed or engaged by UBS or any member of the UBS Group in accordance with this Agreement, or in the case of Perot Systems Personnel who are employees, pursuant to Acquired Rights Directive Law (if applicable), save where the relevant member of the PSC Group fails to comply with the Agreed Management Principles and such failure gives rise to the Liability;

2.6 any failure by any UBS Group member during the Transition Period to comply with an Obligation applicable to it in any Territory relating to the assignment to the UBS Group of any Perot Systems Personnel; and

2.7 any act or omission (other than those addressed in Sections L.2 2.1 through L.2.2.6 preceding) by any UBS Group member or any UBS Personnel in relation to any Perot Systems Personnel or any UBS Personnel during the Transition Periods, save where such act or omission was in accordance with the Agreed Management Principles or otherwise done (or not done) at the request of or on the instruction of a member of the Perot Systems Account Leadership Team as described in Schedule B.2..

M. Subcontracting. Perot Systems may subcontract its obligations to perform Services under this Agreement and the EPI Agreement, other than to its Affiliates, only in accordance with the following:

1. After the Effective Date, PSC Group members may neither enter into subcontracts (which for purposes of this Agreement do not include agreements with individual contract personnel) for, or in support of, portions of the Services, nor amend or renew such subcontracts, without the prior written approval of UBS, not to be unreasonably withheld or delayed. UBS shall have the right to revoke its prior approval of a subcontractor upon 10 days’ written notice to Perot Systems and direct Perot Systems to replace such subcontractor if the subcontractor’s performance is materially deficient, good faith doubts exist concerning the subcontractor’s ability to render future performance because of changes in the subcontractor’s ownership, management, financial condition, or otherwise, or there have been material misrepresentations by or concerning the subcontractor, provided that if UBS directs Perot Systems to replace a subcontractor whose subcontract is already in effect on the Effective Date, UBS shall defend, indemnify, and hold harmless the PSC Group from any claims by such subcontractor arising from or related to its replacement.

2. Perot Systems shall remain responsible for obligations, services and functions performed by subcontractors to the same extent as if such obligations, services and functions were performed by Perot Systems employees and for purposes of this Agreement such work shall be deemed work performed by Perot Systems. Perot Systems shall be UBS’s sole point of contact regarding the Services, including with respect to payment. Perot Systems (on behalf of itself and other PSC Group members)_shall not disclose UBS Confidential Information to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Perot Systems under this Agreement.

II. Operations.

This Article II (“Operations”) takes effect on the Transition Date.

A. Services. Perot Systems warrants that the Perot Systems Personnel will have appropriate skills and experience and will work diligently. Perot Systems also warrants that it will promptly take reasonable steps to hire replacements (that have appropriate skills and experience to perform the Services) for any of the Perot Systems Personnel who resign or are terminated other than with the approval of UBS and to hire personnel to fulfil UBS’ reasonable requirements pursuant to the forecasting process in Schedule F of the EPI Agreement for numbers and types of skills. The remedy for any breach of this warranty is subject to the limitations on liability in the MOA and EPI Agreement. In addition to the disclaimer of warranties in Section 10.8 of the MOA, commencing on the Transition Date and for periods thereafter only, Perot Systems disclaims all other warranties of its services under the EPI Agreement, express or implied, and in particular disclaims any express warranty of performing in accordance with particular service levels, metrics, or performance indicators; provided, however, that the Performance Metrics in the EPI Agreement (including application of the Penalty Pool and Reward Pool under Schedule G thereto) shall continue to apply to calendar year 2004, with emphasis on performance on the fourth calendar quarter of 2004.

B. Security Section 3.4 of the MOA is amended to state as follows:

“Security Procedures.

“UBS is responsible for developing, maintaining, updating, and providing to Perot Systems the Security Procedures. Perot Systems will promptly notify Perot Systems Personnel of the Security Procedures as received from UBS. Perot Systems will, and will cause Perot Systems Personnel identified in Schedule B.2 to, comply, with respect to Services provided to UBS, with the Security Procedures with which it has been provided by the applicable UBS AG Entity to the extent that those Security Procedures are no more rigorous than similar security procedures applicable to UBS; provided that Perot Systems will be liable only for material breaches of such Security Procedures that shall have been committed, or directed, by Perot Systems Personnel listed on Schedule B.2. Perot Systems will: a) provide notice to UBS of any instances of non-compliance with the Security Procedures by any Perot Systems Personnel that come to the attention of any Perot Systems Personnel listed on Schedule B.2, as that Schedule may be revised from time to time by mutual agreement; b) assist in promptly resolving any violation of security procedures by Perot Systems Personnel as directed by UBS; and c) remove from the account any Perot Systems Personnel who shall have committed a material breach of such Security Procedures. If relevant in such case, Perot Systems shall not be entitled to reimbursement of any severance payments for such Perot Systems Personnel.”

C. Safeguarding SBC Data. Section 5.2 of the MOA is amended to state as follows:

“Safeguarding SBC Data. With respect to, and under the terms and conditions of, each EPI Agreement, the applicable PSC Entity will instruct its employees and contract personnel to comply with safeguards established and maintained by SBC against the destruction, loss or alteration of SBC Data. In the event that additional safeguards for SBC Data are reasonably requested by the SBC Entity, the applicable PSC Entity will instruct its employees and contract personnel to comply with those additional safeguards. An SBC Entity will have the right to establish backup security for data and to keep backup data and data files in its possession if it so chooses.”

D. Safeguarding PSC Data. UBS acknowledges that under the agreements between the parties Perot Systems was authorized to and did store Confidential Information of Perot Systems Group members on Equipment and Systems which after the Transition Date the UBS Group will control, and that it is infeasible for the parties to segregate and remove such Confidential Information of Perot Systems Group members from such Equipment and Systems. Accordingly, UBS agrees to treat such Confidential Information of Perot Systems in accordance with Article 9 of the MOA and that this obligation will (as with all obligations of either party with respect to Confidential Information) survive the Expiration Date.

E. Physical Security for Facilities. Section 5.3 of the MOA is amended to state as follows:

“Physical Security for Facilities. With respect to, and under the terms and conditions of, each EPI Agreement, the applicable PSC Entity (including those Perot Systems Personnel listed on Schedule B.2) will instruct Perot Systems Personnel and its subcontractors to comply with all reasonably required security procedures at any place where Services are performed by that PSC Entity. The applicable SBC Entity will provide all necessary security personnel and security equipment at the SBC Facilities. Perot Systems Personnel and its subcontractors will be instructed to comply with the reasonable physical security procedures of members of the SBC Group with respect to access to any SBC Facilities, data and data files.”

F. Disaster Recovery/Viruses. Perot Systems will not be responsible for maintaining a disaster recovery capability for UBS’s operations or for crisis management unless contracted to Perot Systems as a “Preferred Vendor” under the GFA and then only in accordance with the provisions of the GFA. Sections 5.5, and 6.4 of the MOA are deleted. Perot Systems’ obligations under Section 5.7 (“Viruses”) of the MOA apply only to any System it controls.

G. Third-Party Contracts. UBS shall be responsible for managing all Third Party Service Contracts. Section 4.8 of the MOA is deleted.

H. Data Protection. Perot Systems warrants to UBS that during the term of this Agreement:

It will perform its obligations hereunder in compliance with any laws and regulations applicable to it in performing Services. In this Section II.H “laws and regulations” means:

(i)	any laws or regulations, including data protection and privacy legislation from any national, state, provincial or federal government, local government, any institution of the European Union or any other body having power to require compliance with the regulation concerned

(ii)	any rules or guidelines issued by any financial or other regulator (whether established by legislation or otherwise) having jurisdiction over UBS in any relevant territory, and

(iii)	all applicable technical, safety or other standards which are referred to in this Agreement.

III. Finance

A. Annual Profit Amount.

2004. The Annual Profit Amount for 2004 shall be subject to adjustment based on the provisions of the EPI Agreement relating to the Performance Metrics (including Section 6(d) of Schedule F and all of Schedule G thereto), which shall remain in effect and apply to calendar year 2004; provided however, that the maximum Penalty Amount is set as

3.25%, and the Reward Amount is set at zero (0%). UBS’ final assessment of any adjustment for 2004 will place emphasis on performance against the Performance Metrics in the fourth calendar quarter of 2004.

2005 and 2006. The Annual Profit Amount for 2005 and 2006 will be subject to adjustment only in accordance with the EPI Agreement, Schedule F, Appendix 2, except that as of the Effective Date and in addition to any inflation adjustment (pursuant to Appendix 2) the Annual Profit Amount for 2005 will be increased by $300,000 and the Annual Profit Amount for 2006 will be increased by $150,000. For calendar years 2005 and 2006, Section 6(d) of Schedule F to the EPI Agreement is amended to delete its second, third, and fourth sentences and Schedule G to the EPI Agreement is deleted.

B. Revenues. This Section III.B shall take effect on the Transition Date.

1. Services. UBS will pay Perot Systems for Services in accordance with the EPI Agreement, as modified by this Agreement.

2. Revenue Forecasts, Bonuses, and Floors.

(a) In each of calendar years 2005 and 2006, UBS will pay Perot Systems a bonus of 20% of any amount by which Perot Systems’ “Qualifying Revenues” is less than the “Revenue Forecast” in that year, but not more than 20% of the difference between the Revenue Forecast and the “Revenue Floor” for that year. The terms set off in quotation marks are defined below.

(b) If the Qualifying Revenues are less than the “Revenue Floor” for that year, UBS will also pay Perot Systems the shortfall between the Qualifying Revenues and 100% of the Revenue Floor. Any such shortfall will be deemed PSC Costs and will be invoiced and paid in accordance with Schedule F to the EPI Agreement, as amended by this Agreement.

(c) “Qualifying Revenues” consist of UBS’ payments under this Agreement and the EPI Agreement, allocated to each calendar year in accordance with GAAP consistently applied, for PSC Costs for Services, excluding the following:

(I) payments for services outside Services,

(II) payments of the Annual Profit Amount;

(III) any transition, completion, or delivery bonuses paid by UBS;

(IV) staff bonus pool allocations;

(V) retention payments; and

(VI) any other classes of costs.

(d) The Revenue Forecast for 2005 is $154,000,000. The Revenue Forecast for 2006 will be 95% of: the Qualifying Revenues for 2005 plus any 2005 shortfall owed and paid under Section III.B.2(b), above, denominated in US Dollars.

(e) The Revenue Floor for 2005 is $139,000,000. The Revenue Floor for 2006 will be 90% of the Revenue Forecast for 2006.

(f) The Revenue Forecasts and Revenue Floors for 2005 and 2006 will be adjusted for:

(i) any increase or decrease relative to the agreed Revenue Forecast of more than 10% in the amount of Additional MDS Services;

(ii) actual salary increases; and

(iii) foreign exchange fluctuations, as follows:

(A) for 2005, by:

(I) determining the actual PSC Costs for all of 2004 as reported to UBS in USD using the spot FX rates at December 31, 2003 (UBSW Reference Rates (CHU));

(II) converting the amount from clause (A)(I) to local currencies using the December 31, 2003, FX spot rates;

(III) converting the amounts from clause (A)(II) to USD using the December 31, 2004, FX spot rates;

(IV) dividing the amount from clause (A)(III) by the amount from clause (A)(I); and

(V) multiplying the factor determined in clause (A)(IV) by each of the FX-unadjusted Revenue Floor and FX-unadjusted Revenue Forecast for 2005 to yield, respectively the FX-adjusted Revenue Floor and FX-adjusted Revenue Forecast for 2005.

(B) for 2006, by:

(I) determining the amount that is 95% of Qualifying Revenues for 2005 as reported to UBS, plus any 2005 Shortfall owed and paid under Section III B 2 (b) using the spot FX rates at December 31, 2004;

(II) converting the amount from clause (B)(I) to local currencies using the December 31, 2004, FX spot rates;

(III) converting the amounts from clause (B)(II) to USD using the December 31, 2005, FX spot rates;

(IV) dividing the amount in clause (B)(III) by the amount in clause (B)(I); and

(V) multiplying the factor determined in clause (B)(IV) by the amount from clause (B)(I) to yield the FX-adjusted Revenue Forecast for 2006; and

(VI) multiplying the amount from clause (B)(V) by 90% to yield the FX-adjusted Revenue Floor for 2006.

(g) Appendix 1 to Schedule F to the EPI Agreement is amended by replacing it with the following:

“1. On the third working day of each month, UBS may provide Perot Systems with details of the resources to be supplied by Perot Systems for the following 12 months.

2. On the ninth working day of that month Perot Systems will provide a financial forecast by month for the 12-month period (taking into account reasonable periods of time to fill the requested resources).

3. Perot Systems may decline to provide Perot Systems Personnel outside the geographic locations (See I.E above) at which Perot Systems is providing Services for UBS as of the Effective Date, or who are requested for the performance of work outside the definition of Services. In addition, if Perot Systems can show to UBS’ reasonable satisfaction that certain requested resources are beyond the ability of Perot Systems to recruit in the relevant labor market with all commercially reasonable efforts within the requested time, UBS shall allow Perot Systems a reasonable amount of additional time.

4. On the 12th working day of the first month of each calendar quarter, the parties will review and agree on the resourcing schedule and financial forecast (the “PSC Costs Budget”).

5. If Perot Systems cannot meet all or part of the resource requirement within three months after receiving the request, UBS may withdraw the request and the Revenue Floor and Revenue Forecast for that year may, at UBS’ discretion, be adjusted. The adjustment to the Revenue Floor and Revenue Forecast can only be made on an individual basis and would be computed on the cost of the individual position requested by UBS that Perot Systems failed to provide.”

6. PSC will allocate the budget over the total number of months in that Budget Period (the “Monthly Run Rate”) by considering the month in which the various PSC Costs will be incurred by PSC and allocate the Annual Profit Amount on a pro-rata basis.

Consistent with the above, Section 1(e) of Schedule F to the EPI Agreement is modified to read: “PSC Costs Budget” has the meaning provided in Section 4 of Appendix 1 to Schedule F to the EPI Agreement.

3. Section 4.4 of the Master Agreement (“Certain Events; Change of Circumstances”), Section 2.4 of the MOA (“Major Changes”), and Sections 3.3(b), 3.3(c) and 3.7 of Amendment No. 1 to the EPI Agreement (“New PSC Market Data Services Agreements”) are deleted. Except to the extent inconsistent with the exercise of either party’s rights or obligations pursuant to Article I, Section 11.3 of the MOA shall continue to apply to this Agreement. The last sentence of Section 4.6 of the Master Agreement shall not apply after September 30, 2006.

4. For the avoidance of doubt, severance costs incurred by Perot Systems in conformance to this EPI Transition Agreement, in the absence of claims which would implicate the indemnification provisions herein, may be invoiced as “PSC Costs” chargeable to UBS.

C. Transition Bonus. If 80% of the Perot Systems Personnel to whom members of the UBS Group make written offers of employment on or about August 31, 2006, together with any Perot Systems Personnel whose employment is transferred to a UBS Group member by operation of law, accept such offers or have their employment so transferred, then UBS will pay Perot Systems a bonus of $2,000,000 within 30 days after the Expiration Date. For every additional 1% (rounded to the nearest %) of such Personnel who accept such offers or have their employment so transferred on or before the Expiration Date (or on or before the Wind-up Date, in the case of Perot Systems Personnel whose roles are marked with an asterisk on Schedule B), up to a total of 95%, UBS will pay Perot Systems an additional $66,667 within 30 days after the Expiration Date (and, as to any additional bonus earned for Perot Systems Personnel whose roles are marked with an asterisk on Schedule B, within 30 days after the Wind-up Date). UBS will notify Perot Systems of the identities of Perot Systems Personnel who have accepted and rejected such offers and of those whose employment has been so transferred. Any such person who accepts an offer from a UBS Group Member but later (prior to the Expiration Date) rejects or revokes such acceptance shall not be considered to have accepted the UBS Group Member’s offer of employment for purposes of this paragraph.

D. Insurance. Section 5(j) of the EPI Agreement is amended to state as follows:

“Perot Systems will use all reasonable efforts to maintain Computer Services Errors and Omissions Liability Insurance with a limit of one hundred million dollars ($100,000,000) per claim and aggregate. UBS and Perot Systems may periodically determine whether these limits should be adjusted to take into account the effects of inflation. Fifteen percent of the policy premium will be a PSC Cost. If another client of Perot Systems makes a claim against this policy which if upheld would materially reduce the amount of insurance coverage available for claims by UBS,

Perot Systems will notify UBS and UBS would have the option to instruct Perot Systems to use reasonable efforts with all due diligence to increase the remaining coverage to $100,000,000 until the claim is resolved or the availability of the full $100,000,000 of coverage is otherwise restored by policy renewal or otherwise. The cost of exercising the option would be a PSC Cost.”

E. Existing Tax Assets. Section 8 (“Tax Credit”) of Schedule F to the EPI Agreement is deleted.

F. Incentive-Based Compensation. Perot Systems will continue to administer its incentive-based compensation program for Perot Systems Personnel for their performance during 2004, 2005, and 2006 and UBS will continue to participate pursuant to Section 5(h) of the EPI Agreement. As to the program for 2006, on or before March 1, 2007, UBS will make the incentive payments designated by Perot Systems for former Perot Systems Personnel who have become UBS Personnel directly to such personnel, and at the same time will pay the amount of the incentive payments designated for other former Perot Systems Personnel to Perot Systems, and Perot Systems will make such incentive payments itself.

IV. Services

This Article IV shall take effect on the Transition Date.

A. Services; Projects.

1. The definition of “Scope of Services” in Section 3(g) of the EPI Agreement is deleted.

2. The definition of “Services” in Section 3(i) of the EPI Agreement, Section 1.7 of Amendment No. 1 to the EPI Agreement and Section 1.1(ai) of the MOA are each amended to state as follows:

“Services” mean, collectively, (i) Information Technology services in support of Operational Management, including projects, performed by Perot Systems Personnel and managed directly by ITI production management or Investment Bank production management to support members of the UBS Group; and (ii) Additional MDS Services; provided, however, that projects awarded to Perot Systems pursuant to a competitive bid process shall not be considered part of the Services.

3. Sections 5(a), (b) and (f) of the EPI Agreement are revised to state as follows:

(a) PSC will make available to SBC Entities, for their use in accordance with Article IV of the Master Operating Agreement, any PSC Systems used by PSC in providing the Services.

(b) PSC will provide the Services (including by using all commercially reasonable efforts for making available in a timely fashion qualified Perot Systems Personnel to perform, and to respond to SBC’s reasonable requests for, Services) (i) contemplated by the PSC Costs Budget (as such term is defined in Schedule F hereto) and, where applicable, will use reasonable efforts to meet any service levels mutually established for those Services or (ii) for which SBC agrees to otherwise pay PSC in accordance with Schedule F hereto. It is the sole responsibility of SBC to manage and prioritize the Services and to ensure that the Budget is sufficient for the desired Services. Additionally, and notwithstanding anything else in this EPI Agreement to the contrary, SBC will pay PSC in accordance with Schedule F, including the quarterly adjustment provisions thereof, for any Services provided by PSC to SBC whether the amounts for those Services are or are not included in a PSC Costs Budget. Subject to the foregoing, PSC agrees that it will abide by any cost approval processes of which PSC may receive notice from SBC from time to time within a reasonable period of time after receipt thereof.

(f) PSC will timely provide SBC with a quarterly performance report, in a form and with content mutually established by the parties.

4. As a result of the amendments to the Services provided by Perot Systems and the deletion of the concept of “Scope of Services,” several related amendments are hereby made to the MOA and EPI Agreement, in addition to amendments to such agreements specified elsewhere in this Agreement:

a. The following provisions of the EPI Agreement are deleted:

(i) Sections 3(c) (definition of “Moves and Restacks”),

(ii) 3(d) (definition of “Performance Metrics”),

(iii) 3(h) (definition of “Service Levels”),

(iv) 5(c),

(v) 5(g),

(vi) 6(a) and (d)

(vii) Schedule A (“PSC Services”),

(viii) Sections 3 and 7 of Schedule C (“SBC Responsibilities”),

(ix) Section 1 of Schedule D (“Additional PSC Responsibilities”),

(x) Section 1(c) of Schedule F (definition of “Equipment and Facilities Budget”); Section 3(d) of Schedule F; Section 8 of Schedule F; Schedule G (“Performance Metrics”),

(xi) Section 1.4 (Definition of “Moves and Restacks”) of Amendment No. 1,

(xii) Section 5 (“Performance Metrics”) of Amendment No. 1, and

(xiii) Exhibit A (“PSC Services”) of Amendment No. 1. Subject to the first two sentences of Section III.A of this Agreement, the Performance Metrics in the EPI Agreement (including adjustments to the Annual Profit Amount under Schedule G thereto) shall continue to apply to calendar year 2004.

b. The following provisions of the EPI Agreement are amended as follows:

(a) The title and preamble of the EPI Agreement are amended to remove the phrase “Operational Management” and references to the “SBC Warburg Division”,

(b) Section 5(h) (“PSC Obligations and Performance Metrics”) is amended to delete the words “Warburg Division” in the second line,

(c) Section 1 of Schedule C (“SBC Responsibilities”) is amended to read: “Establish appropriate requirements for the Services, including priorities and management of such requirements, and communicate the same to Perot Systems.”

(d) Section 4 of Schedule C (“SBC Responsibilities”) is amended to read: “Supply to PSC for processing required data with applicable control totals as may be required by PSC to provide the Services.”,

(e) Section 8 of Schedule C (“SBC Responsibilities”) is amended to read: “Provide access control and physical security at locations provided or controlled by SBC, including such security as may be required in connection with the performance of the Services.”,

(f) Section 2 of Schedule D (“Additional PSC Responsibilities”) is amended to read: “Cooperate and consult with and assist SBC in establishing the PSC Costs Budget as described in Appendix 1 to Schedule F to this EPI Agreement.”,

(g) Section 2 of Schedule F (“Budget and Capacity Planning”) is amended to read: “The PSC Costs Budget will be established in accordance with Appendix 1 to this Schedule F;

(h) in paragraph (a) of Section 6 (“Invoices and Time of Payment”) of Schedule F, the references to “Warburg Division Member” are changed to “Entity” and the reference to “Warburg Division” is changed to “Group member”;

(i) [omitted];

(j) in the first sentence of Section 9 (“Audit of Charges”) of Schedule F, the reference to “SBC Warburg Division Member” is changed to “SBC Group member”;

(k) Section 1.5 of Amendment No. 1 is amended to read: “‘PSC Market Data Services Agreements’ mean the Reuters Market Data Service Agreement assigned to Perot Systems pursuant to this Amendment.”

(l) the third line of Section 2.1 of Amendment No. 1 is amended to delete the phrase “or ‘Scope of Services’”;

(m) the second line of Section 3.1 of Amendment No. 1 is amended to delete the phrase “Scope of”, and

(n) Section 3.9(a) of Amendment No. 1 is amended (1) to insert the word “and” prior to “(ii)” and (2) to delete the clause: “; and (iii) any failure by PSC to obtain UBS AG’s approval as required under

Section 3.7 above prior to entering into a new PSC Market Data Services Agreement.”

c. The following provisions of the MOA are deleted:

(I) Sections 1.1(z), (ae) and (ag) (Definitions of “SBC Brinson Division”, “SBC Private Banking Division” and “SBC Warburg Division”),

(II) Section 4.4(c) (“SBC Equipment”),

(III) Section 4.5 (“Additional Equipment”),

(IV) Section 4.6 (b) and (c) (“SBC Facilities”),

(V) Section 4.7 (“PSC Facilities”), and

(VI) Section 4.10 (“Resource Payments”).

d. The following provisions of the MOA are amended as follows:

(A) Section 1.1(g) (“EPI”) is amended to delete the phrase “the operational management of”,

(B) Section 2.2 (“Term”) is amended to replace “December 31, 2008” with “January 1, 2007”,

(C) Section 6.3 (“Change Control Procedures”) is amended to revise the last sentence read “These change control procedures will provide that, except for Changes made on a temporary basis to maintain the continuity of the Services, the applicable PSC Entity will implement Changes only after consultation and agreement with the applicable SBC Entity.”, and

(D) Section 11.2 (“Binding Nature and Assignment”) is amended to delete the clause “..., except that the applicable SBC Entity may assign those portions of an EPI Agreement (including to an SBC Entity) necessary to comply with, and to the extent required by, Section 2.4(b) hereof.”

e. The “Additional Services” letter agreement dated June 16, 2000, the “Private Banking” letter agreement dated August 24, 2001, as amended by the letter agreement dated 11 March 2004, and the Memorandum of Understanding dated 14 April 2003 entitled “INET & EDM Engineering Team Secondment to the UBS IMS Team” are cancelled.

B. Requirements; Final Right of Refusal. Perot Systems shall provide the Services on a non-exclusive basis. Each UBS Group member has the right to perform itself, or retain third parties to perform, any information technology or other services, including any of the Services. Accordingly, Sections 2 and 6(b) of the EPI Agreement are deleted; Section 4 of Schedule F of the EPI Agreement is deleted; and Section 3.2 of the MOA is deleted.

C. Non-Competition. Section 4.2(d) of the Master Agreement is deleted.

V. Intellectual Property

This Article V shall take effect on the Effective Date.

A. SBC Systems. Section 4.1 of the MOA is amended to state as follows:

“4.1 SBC Systems.

“(a) SBC Parent represents that one or more members of the SBC Group has all rights in and to the SBC Systems necessary to grant to the members of the PSC Group the rights described in this Section 4.1. SBC Systems will be and remain the property of the members of the SBC Group. With respect to the Licensed SBC Systems required by a PSC Entity to provide the Services under any EPI Agreement, including those Licensed SBC Systems listed in the applicable EPI Agreement, SBC Parent hereby grants to PSC Parent and the applicable PSC Entity the non-exclusive right, at no charge to PSC Parent or the applicable PSC Entity, to operate, copy, modify or otherwise use those specified Licensed SBC Systems in order to provide Services to the applicable SBC Entity pursuant to that EPI Agreement.

“(b) The members of the SBC Group, with the cooperation and assistance of the members of the PSC Group, will use all commercially reasonable efforts to obtain any consents from third parties necessary for the applicable PSC Entity to operate any Licensed SBC Systems as contemplated by this Agreement.

“(1) Except as otherwise necessary to utilize the Licensed SBC Systems as authorized by this Agreement, no member of the PSC Group will at any time allow the Licensed SBC Systems, or any of the various components thereof or any modifications thereto, to be disclosed to third parties, sold, assigned, leased or commercially exploited in any way, with or without charge, by that member of the PSC Group or its employees or agents or, except to the extent required for normal operation of the Licensed SBC Systems, to be copied or reproduced, in whole or in part, by any person, firm or corporation, at any time.

“(2) The members of the PSC Group agree that the Licensed SBC Systems are the valuable property of one or more members of the SBC Group, that violation in any material respect of any provision of this Section 4.1 would cause the members of the SBC Group irreparable injury for which they would have no adequate remedy at law and, in addition to any and all other remedies or rights the members of the SBC Group may have at law or in equity, the members of the SBC Group will be entitled to preliminary and other injunctive relief against any such violation.

“(c) [deleted]

“(d) No member of the PSC Group may use the Restricted Application Systems for its own internal purposes or for any of its customers (other than a member of the SBC Group), unless PSC Parent and SBC Parent agree that such use is in the best interests of the parties and agree in writing upon a mutually acceptable royalty structure.

“(e) Until the Transition Date, the PSC Group will operate and the SBC Group will maintain the Restricted Application Systems and related documentation. Until the Transition Date, the PSC Group will maintain the documentation of each Licensed SBC System as long as that Licensed SBC System is being operated and maintained by the PSC Group hereunder. The PSC Group will not have access to the source code for the Restricted Application Systems or system documentation therefor. On and after the Transition Date, the SBC Group will operate and maintain the Restricted Application Systems, the Licensed SBC Systems, and related documentation.”

B. Rights in Developed Systems.

     Notwithstanding anything to the contrary in the MOA or the EPI Agreement, the following shall apply to all Systems and incidental infrastructure software programs developed by any PSC Group member for any UBS Group member under the EPI Agreement (“Developed Systems”):

1. As of the Effective Date, Perot Systems (including other PSC Group members) had developed and now owns in accordance with Section 4.2(a) or (d) of the MOA all intellectual property rights in and to the Systems and incidental infrastructure software programs listed on Schedule E to be agreed by the parties within a reasonable time after the Transition Date. Such Systems and incidental infrastructure software programs shall be considered PSC Systems.

2. UBS owns all intellectual property rights in and to all other Systems and incidental infrastructure software programs developed by any PSC Group member for any UBS Group member under the EPI Agreement on or before the Effective Date.

3. As prioritized by the SBC Group after January 1, 2005, Perot Systems will as part of the Services provide UBS with copies in electronic form of all documentation in its possession of each System and incidental infrastructure software program developed by any PSC Group member for any UBS Group member under the EPI Agreement, including all documented processes and procedures for the operation and maintenance of such Systems and programs.

4. If after the Effective Date either party (or any of its Affiliates) acquires patent rights in a modification to a System or program listed on Schedule E, that party (on behalf of itself and its Affiliates) shall and hereby does agree not to enforce such patent rights against the other party or its Affiliates to the extent necessary in order not to block the other party or its Affiliates from creating and using independent modifications and inventions.

5. UBS shall own all intellectual property rights in and to any Systems, incidental infrastructure software programs, and modifications to such Systems or programs developed by any PSC Group member for any UBS Group member under the EPI Agreement after the Effective Date, unless otherwise agreed by the parties for a specific System or program.

6. Residual Knowledge.

a. “Mental Impressions” means general ideas, concepts, know-how and techniques relating to data processing and computer programming that are learned and retained in the unaided memory of a party’s and its Affiliates’ personnel involved in performance of the Agreement who have had access to Confidential Information or materials of the other party and its Affiliates without deliberately memorizing them for purposes of reuse.

b. Each Party and its Affiliates may use the Mental Impressions of their personnel in their business activities provided that in doing so they do not disclose Confidential Information of the other party in violation of Article IX of the MOA or misappropriate or infringe the intellectual property rights of the other party, its Affiliates or third parties who have licensed or provided materials to the other party or its Affiliates.

7. Section 4.2 of the MOA is deleted.

C. PSC Systems. Section 4.3 of the MOA is revised to state as follows:

“PSC Systems. PSC Parent represents that one or more members of the PSC Group will have, at the time of the use of PSC Systems for provision of the Services, all rights in and to the PSC Systems necessary to use the PSC Systems that any member of the PSC Group uses on behalf of members of the SBC Group and to license the PSC Systems to the members of the SBC Group that PSC Parent is obligated to license pursuant to this Section 4.3. PSC Systems will be and remain the property of PSC Parent, and the members of the SBC Group will have no rights or interests therein except as described herein.

(1) During the term of an EPI Agreement, PSC Parent hereby grants to SBC Parent, and SBC Parent will be deemed to accept from PSC Parent, a nonexclusive, nontransferable, paid up, royalty free license to access, use, copy, display, operate, maintain, support, modify, enhance and prepare derivative works of any PSC System used in connection with the Services, subject to limitations on PSC Parent’s right to grant such a license with respect to any PSC Systems or portions thereof licensed to PSC Parent by a third party. PSC Parent will use all commercially reasonable efforts to identify on Schedule E within a reasonable time after the Transition Date, and obtain, any third party consents necessary for members of the SBC Group to use such PSC Systems, or portions thereof, as contemplated by the preceding sentence.

(2) With respect to each EPI Agreement, subject to limitations on PSC Parent’s rights to sublicense under any license agreement for a PSC System licensed to PSC Parent by a third party, PSC Parent hereby grants to SBC Parent, effective at the termination of that EPI Agreement, a perpetual, nontransferable, nonexclusive, paid up, royalty free license to access, use, copy, display, operate, maintain, support, modify, enhance and prepare derivative works of all Licensed PSC Programs (as defined below). A “Licensed PSC Program” is any PSC System (in both source code and object code form) that: (i) is being used by the applicable PSC Entity in providing the Services at the termination of the applicable EPI Agreement; (ii) was developed under the applicable EPI Agreement; or (iii) was introduced by the applicable PSC Entity into the information technology environment of any SBC Group member in connection with the provision of Services and is being used in the information technology environment of any SBC Group member at the termination of the applicable EPI Agreement.

The licenses granted in paragraphs (1) and (2) above shall include the right for third party vendors providing services to any SBC Entity to use such PSC Systems as described above for the sole benefit of the SBC Group. UBS agrees as follows with respect to such PSC Systems:

(a) Except with the prior written consent of PSC Parent or to the extent required by natural disaster or similar emergency, the PSC Systems will not be operated, directly or indirectly, (i) by persons other than employees or contract personnel of SBC Entities or a third party vendor providing services to any SBC Entity, or (ii) on equipment that is not under the control of any SBC Entity or a third party vendor providing services to any SBC Entity.

(b) Except with the prior written consent of PSC Parent, the PSC Systems may only be used for the internal operations of SBC Entities.

(c) SBC Entities will keep the PSC Systems confidential, will not at any time allow the PSC Systems, or any of the various components thereof or any modifications thereto, to be disclosed to third parties (except to contract personnel or third party vendors as permitted herein), sold, assigned, leased or commercially exploited or marketed in any way, with or without charge, by the SBC Entity or its employees or agents.

(d) SBC Entities agree that the PSC Systems are the valuable property of PSC Parent, that violation in any material respect of any provision of this Section 4.3 would cause PSC Parent irreparable injury for which it would have no adequate remedy at law, and, in addition to any and all other remedies or rights PSC Parent may have at law or in equity, PSC Parent will be entitled to preliminary and other injunctive relief against any such violation.”

D. Rights in Other Materials.

1. With respect to Other Materials (as defined below) developed by any PSC Group member for any UBS Group member as part of the Services before the Effective Date, such Other Materials will be and remain the property of Perot Systems (the “PSC Other Materials”), and the members of the UBS Group will have no rights or interests therein except as described herein. Perot Systems hereby grants to UBS a perpetual, nontransferable, nonexclusive, paid up, royalty free license to use, copy, display, modify, enhance and prepare derivative works of the PSC Other Materials, subject to any limitations on PSC Parent’s rights in PSC Other Materials due to rights of third parties. Perot Systems will use all commercially reasonable efforts to identify on Schedule E within a reasonable time after the Transition Date, and obtain, any third party consents necessary for members of the UBS Group to use, copy, display, modify, enhance, and prepare derivative works of the PSC Other Materials as contemplated by the preceding sentence. Such license shall include the right for third party vendors providing services to any UBS Entity to use the PSC Other Materials as described above for the sole benefit of the SBC Group. UBS agrees as follows with respect to the PSC Other Materials:

a. Except with the prior written consent of Perot Systems or to the extent required by natural disaster or similar emergency, the PSC Other Materials will not be used, directly or indirectly, by persons other than employees or contract personnel of UBS Entities or a third party vendor providing services to any UBS Entity.

b. Except with the prior written consent of Perot Systems, the PSC Other Materials may only be used for the internal operations of UBS Entities.

c. UBS Entities will keep the PSC Other Materials confidential, will not at any time allow the PSC Other Materials to be disclosed to third parties (except to contract personnel or third party vendors as permitted herein), sold, assigned, leased or commercially exploited or marketed in any way, with or without charge, by the UBS Entity or its employees or agents.

d. UBS Entities agree that the PSC Other Materials are the valuable property of Perot Systems, that violation in any material respect of any provision of this Section V.D.1 would cause Perot Systems irreparable injury for which it would have no adequate remedy at law, and, in addition to any and all other remedies or rights Perot Systems may have at law or in equity, Perot Systems will be entitled to preliminary and other injunctive relief against any such violation.

2. UBS shall own all intellectual property rights in and to any Other Material developed by any PSC Group member for any UBS Group member under the EPI Agreement on or after the Effective Date.

3. “Other Materials” means literary works or other works of authorship developed by any PSC Group member for any UBS Group member under the EPI Agreement (excluding Developed Systems), such as manuals, training materials, and other materials containing Perot Systems’ technical or operational procedures, including the procedures manual and the change control procedure.

E. No Effect on Other Licenses. The provisions of this Section V shall not be construed to degrade or reduce any licenses or other intellectual property rights specifically granted by a party (or any of its Affiliates) to the other party (or any of its Affiliates) with respect to particular, identified software or other materials under separate agreements (i.e., outside of this Agreement, the MOA and EPI Agreement) entered into between the parties.

VI. Relationship

A. Governance. UBS consents to the appointment of Steve Adams as the Designated PSC Employee under Section 4.1 of the Master Agreement. Section 8 of the EPI Agreement (“Operational Manager of SBC”) is deleted.

B. Preferred Vendor. Perot Systems will enter into a GFA for IT Services under UBS’ “Preferred Vendor Program” (as the same may modified by UBS from time to time by UBS in its sole discretion), qualifying Perot Systems for selection to receive RFIs and RFPs issued by UBS for either competitive or single tender among “Preferred Vendors”. For the avoidance of doubt, UBS may in its sole discretion select which (and how many) of the Preferred Vendors (or other suppliers) will receive a given RFI or RPP. Section 3.2 of the MPA is hereby deleted.

C. Relationships with Competitors of the Other Party. Section 4.3 of the Master Agreement is hereby deleted.

D. No Further EPI Agreements. Beyond the current EPI Agreement, the parties do not intend to enter into further “EPI Agreements” as that term is used in the MOA. Accordingly, Sections 3.1 (“Services”), 3.3 (“Terms of EPI Agreements”), 3.7 (“Future EPI Agreements”), and 4.9 (“Transfer of Personnel”) of the MOA are deleted.

VII. Termination

A. General. This Agreement shall be read together with the Master Agreement, the MOA, and the EPI Agreement. This Agreement may not be terminated separate and apart from the termination of the EPI Agreement.

B. Termination. Sections 8.6 (“Termination for Cross-Default”) and 8.7 (“Termination for SBC Major Event”) of the MOA are deleted. Section 8.9 of the MOA is revised to add the phrase ,“its obligations with respect to”, before both references to “the Security Procedures”.

C. Termination Assistance. From termination of the EPI Agreement until the Wind-up Date, Perot Systems will at UBS’s request use commercially reasonable efforts to retain in its employment and to make available to UBS any individuals who were Perot Systems Personnel at the date of termination of the EPI Agreement, and UBS shall continue to pay Perot Systems for the PSC Costs in accordance with Schedule F of the EPI of any such Perot Systems Personnel whose roles are marked with an asterisk on Schedule B to the EPI Transition Agreement, and shall pay Perot Systems for its reasonable commercial rates for any other such Perot Systems Personnel.

Section 8.10 of the MOA is deleted.

VIII. Miscellaneous

A. Entire Agreement. This Agreement, together with the Master Agreement, the MOA, the EPI Agreement, the MPA with its associated Project Agreements and task orders, and the Global Framework Agreement, is the final, entire, and exclusive agreement of the parties with respect to its subject matter. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such change, waiver, or discharge is sought to be enforced. This Agreement does not modify and is not modified by the Global Framework Agreement or any other agreements between UBS and TSI.

B. Notices. Wherever under this Agreement, the Master Agreement, the MOA, the EPI Agreement, the MPA, or the Stock Agreement one party is required or permitted to give notice to the other, such notice shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

In the case of Perot Systems:

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075-8499
Attention: Ross Perot, Jr.

with a copy to:

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075-8499
Attention: General Counsel

In the case of UBS:

UBS, A.G.
677 Washington Boulevard
Stamford, CT 06901
Attention: Philip Freeborn

with a copy to:

UBS, A.G.
677 Washington Boulevard
Stamford, CT 06901
Attention: General Counsel

Either party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

Section 11.4 (“Notices”) of the MOA and Section 9 of the EPI Agreement (“Notices”) are deleted.

C. Waiver. Section 11.12 (“Waiver”) of the MOA is replaced with the following:

“Waiver. No delay or omission by any Contracting Party hereto or to any EPI Agreement to exercise any right or power hereunder or thereunder will impair such right or power or be construed to be a waiver thereof. A waiver by any Contracting Party hereto or to any EPI Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein or therein contained. Notwithstanding the foregoing, each of PSC Parent (on behalf of itself and each PSC Entity) and UBS Parent (on behalf of itself and each UBS Entity) hereby release and waive any and all claims against the other party (and its Group members) based upon or relating in any way to the Master Agreement, the Master Operating Agreement, the Network Amendment, the EPI Agreement, the “Additional Services” letter agreement dated June 16, 2000, the “Private Banking” letter agreement dated August 24, 2001, as amended by the letter agreement dated 11 March 2004, or the Memorandum of Understanding dated 14 April 2003 entitled “INET & EDM Engineering Team Secondment to the UBS IMS Team” and occurring or arising prior to the Effective Date; provided however, that the foregoing waiver shall not apply to: (i) claims arising under the PSC Stock Agreement; or (ii) any Penalty Amount that UBS Parent (or IB) may be permitted to assess pursuant to Schedules F and G of the EPI Agreement that accrued in 2004, or any right that Perot Systems may have that accrued in 2004, to dispute in arbitration and litigation such Penalty Amount. Except as otherwise provided in this Agreement or any EPI Agreement, all remedies provided for in this Agreement and any EPI Agreement will be cumulative (with respect to either this Agreement or that EPI Agreement) and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.”

D. Survival. The provisions of this Agreement, the Master Agreement, the MOA, and the EPI Agreement that should survive the expiration or earlier termination of this Agreement by their terms or by their nature, including provisions for intellectual property, confidentiality, payments, indemnification, termination assistance, the provisions of this Article VIII and dispute resolution, shall survive.

E. No Third-Party Beneficiaries. The parties do not intend this Agreement to create any rights or benefits enforceable by a third party against either party or any of its affiliates, and in particular do not intend that Perot Systems Personnel should be third-party beneficiaries of any rights, benefits, or obligations under this Agreement.

F. Indemnification Procedures. The indemnification procedures of Section 10.5 of the MOA shall apply with respect to any indemnification obligations of a party under this Agreement.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by its duly authorized officer(s) as of the Effective Date.

PEROT SYSTEMS CORPORATION		UBS AG

By:	/s/ Ross Perot, Jr.	By:	/s/ Scott Abbey

Title:	President and CEO	Title:	Chief Technology Officer

		By:	/s/ Gary Bullock

		Title:	Global Head of Logistics Infrastructure

Schedule A
Definitions

“Acquired Rights Directive Law” means in the European Union any Law implementing EU Council Directive 77/187/EEC (as amended) and/or EU Council Directive 2001/23/EEC or in any other Territory any Law governing the automatic transfer of employees pursuant to a transfer of an undertaking .

“Additional MDS Services” is defined in Section 3 of the EPI Agreement as amended by Section 1.1 of Amendment No. 1 to the EPI Agreement.

“Agreed Management Principles” means the principles set out in Schedule D, as they may be changed by mutual agreement.

“Agreement” means this EPI Transition Agreement.

“Annual Profit Amount” is defined in Section 1(a) of Schedule F to the EPI Agreement, as amended by this Agreement.

“Confidential Information” is defined in Section 1.1(d) of the MOA.

“Day,” whether or not capitalized, means calendar day unless otherwise specified.

“Designated PSC Employee” is defined in Section 4.1 of the Master Agreement.

“Effective Date” means September 15, 2004.

“EPI Agreement” means the Second Amended and Restated Agreement for EPI Operational Management Services, dated as of June 28, 1998, between Swiss Bank Corporation and Perot Systems Corporation, as amended by Amendment No. 1 to Second Amended and Restated Agreement for EPI Operational Management Services dated as of September 15, 2000, between UBS AG and Perot Systems Corporation. This definition supersedes any contrary definitions in the Master Agreement, the MOA or the EPI Agreement.

“Equipment” is defined in Section 1.1(i) of the MOA.

“Expiration Date” means January 1, 2007.

“GFA” means the Global Framework Agreement between UBS and Perot Systems dated as of the Effective Date.

“IB” or “Investment Bank” means the Investment Banking division of UBS.

“ITI” means the Information Technology Infrastructure organization within UBS.

“Law” means: applicable statutes, statutory instruments, regulations, or other legislative provisions, including any delegated or subordinate legislation, treaty or convention of the European Union, and the constitution of any Territory; and any orders of, or any common law arising from the judgment of, a relevant court or tribunal.

“Liability” means any award, claim, cost (including legal costs), damage, loss, demand, expense, liability, interest, fine, penalty, or tax resulting from the claim of a third party other than a UBS Group member or PSC Group member, including reasonable attorneys’ fees, not to include any cost that has been paid by UBS to Perot Systems as a PSC Cost.

“Master Agreement” means the Second Amended and Restated Master Agreement dated as of June 28, 1998, between Swiss Bank Corporation and Perot Systems.

“MOA” means the Amended and Restated Master Operating Agreement dated as of January 1, 1997, between SBC and Perot Systems, as amended by Amendment No. 1 dated as of September 15, 2000 between UBS and Perot Systems.

“MPA” means the Master Project Agreement between SBC and Perot Systems dated as of January 1, 1996, and includes any GFA expressly superseding it.

“Network Services” is defined in Section 1(a) of Amendment No. 1 to the MOA.

“Obligation” means any Law and any applicable obligation under a contract or collective labor agreement.

“Operational Management” is defined in Section 1.1(q) of the MOA, as amended by Amendment No. 1 to the MOA.

“Operational Manager” is defined in Section 6.2 of the MOA.

“Perot Systems” means Perot Systems Corporation, a Delaware corporation.

“Perot Systems Personnel” means employees and contract personnel of Perot Systems and its Affiliates who are assigned by Perot Systems to perform Services, as well as managerial or administrative functions, in support of Perot Systems’ contracts with UBS. “Perot Systems Personnel” excludes employees and contract personnel who are hired by Perot Systems after August 1, 2004, to work on any task orders under the MPA or any GFA.

“PSC” means Perot Systems.

“PSC Costs” is defined in Section 1(d) of Schedule F to the EPI Agreement, as amended by this Agreement.

“PSC Entity” is defined in Section 1.1(v) of the MOA.

“PSC Group” is defined in Section 1.1(u) of the MOA; provided that HWGA, Ltd., as defined in Section 1.1(j) of the MOA, shall not be deemed an Affiliate of PSC Parent for purposes of this Agreement.

“Qualifying Revenues” is defined in Section III.B.2 of this Agreement.

“Relationship Manager” is defined in Section 6.1 of the MOA.

“Revenue Floor” is defined in Section III.B.2 of this Agreement.

“Revenue Forecast” is defined in Section III.B.2 of this Agreement.

“SBC” means Swiss Bank Corporation. UBS has succeeded to the rights and obligations of SBC under SBC’s agreements with Perot Systems.

“Security Procedures” is defined in Section 1.1(ag) of the MOA.

“Services” is defined in Section IV.A.2 of this Agreement.

“Settlement Agreement” means an agreement which operates to waive and/or compromise all and any Liabilities arising in connection with a member of Perot Systems Personnel’s employment or engagement with Perot Systems or its termination or any alleged employment or engagement by UBS of a member of Perot Systems Personnel or UBS Personnel or its termination as may be validly waived and compromised pursuant to the Law of the relevant Territory

“Severance Plan” means in respect of each Territory any plans, policies, schemes, commitments, custom or practice (whether legally binding or not) relating to redundancy which is more generous than the requirements of any Obligations in respect of redundancy in the relevant Territory;

“Stock Agreement” means the Amended and Restated PSC Stock Option and Purchase Agreement dated as of April 24, 1997.

“System” is defined in Section 1.1(al) of the MOA.

“Territories” means France, Germany, Hong Kong, Japan, Singapore, Switzerland, the United States and the United Kingdom and “Territory” means any of them.

“Third Party Service Contracts” is defined in Section 1.1(am) of the MOA.

“Transition Date” means January 1, 2005.

“Transition Periods” means (i) for Perot Systems Personnel whose roles are marked with an asterisk on Schedule B, the period from the Transition Date to the Wind-up Date and (ii) for all other Perot Systems Personnel, the period from the Transition Date to the

Expiration Date (inclusive) or, if earlier, the date on which the EPI Agreement terminates.

“TSI” means Perot Systems TSI (India) Ltd. and its subsidiaries.

“UBS” means UBS AG, a corporation organized under the laws of Switzerland.

“UBS Entity” has the same meaning as “SBC Entity” as defined in Section 1.1(ac) of the MOA.

“UBS Group” means UBS and each Affiliate of UBS, collectively.

“UBS Personnel” means any employee, officer, contractor, consultant or agent of UBS or any other member of the UBS Group.

“Wind-up Date” means three months after the earlier of (i) the Expiration Date or (ii) the date of any early termination of this Agreement.

Table 1

Agreements Remaining in Effect Between Parties as of Effective Date

This table is provided for the convenience of the parties in interpreting the agreements between them. In case of any inconsistency between this table and the text of the EPI Transition Agreement, the latter shall prevail.

As of the Effective Date of the EPI Transition Agreement and after giving effect to its terms, the following are the other agreements remaining in effect between the parties.

1.	Second Amended and Restated Master Agreement, dated as of June 28, 1998.

2.	Amended and Restated Master Operating Agreement, dated as of January 1, 1997, as further amended by Amendment No. 1 to Amended and Restated Master Operating Agreement, dated as of September 15, 2000.

3.	Second Amended and Restated Agreement for EPI Operational Management Services, dated as of June 28, 1998, as further amended by Amendment No. 1 to Second Amended and Restated Agreement for EPI Operational Management Services, dated as of September 15, 2000.

4.	Master Project Agreement, dated as of January 1, 1996. For avoidance of doubt, the Master Project Agreement shall not apply to any projects that are included in the definition of “Services” under Section IV.A.2 of this EPI Transition Agreement.

5.	The following Project Agreements executed under the Master Project Agreement, together with current task orders executed under them:

a.	Project Agreement for UBS Asset Management, dated November 2, 2000, to be effective as of October 1, 2000.

b.	Project Agreement for Corporate Centre of UBS, dated June 15, 2000 to be effective as of January 01, 2000.

c.	Project Agreement for Network and Security Services (Post NSS Transition), dated to be effective as of January 2, 2001.

d.	Project Agreement for UBS O’Connor LLC, dated , 2000 to be effective as of October 1, 2000, between UBS O’Connor LLC and Perot Systems.

e.	Project Agreement for the Private Banking Division of UBS, dated November 27, 1998 to be effective as of June 29, 1998.

f.	Project Agreement for Global HR Call Centre, entered into 4 September 2002, to be effective 1 August, 2002.

g.	Project Agreement for UBS Capital, LLC, dated March 15, 1999, between UBS Capital, LLC, and Perot Systems

6.	Amended and Restated PSC Stock Option and Purchase Agreement, dated as of April 24, 1997.

7.	License from Perot Systems to UBS dated August 10, 2001, to “use, with the right to sub-license to any other member of the “UBS Group” (defined in this license as “UBS AG and all entities controlled by UBS from time to time”) the StageNet Software Suite.

8.	Global Framework Agreement, executed on August 16, 2004, between UBS and Perot Systems TSI (India) Ltd., and any other agreements in effect between UBS or any of its affiliates on the one hand and Perot Systems TSI (India) Ltd. or any of its subsidiaries on the other hand.

9.	Global Framework Agreement, dated as of even date with the Effective Date, between UBS and Perot Systems Corporation.

10.	The Rebillable Costs Agreements dated as of January 1, 1996, between SBC and (i) Perot Systems S.A., a corporation organized under the laws of France; (ii) the Hong Kong branch of Perot Systems Asia Pacific Pte. Ltd., a corporation organized under the laws of Singapore; (iii) Perot Systems Asia Pacific Pte. Ltd., a corporation organized under the laws of Singapore; (iv) Perot Systems (Japan) Ltd., a corporation organized under the laws of Japan; (v) Perot Systems GmbH, a corporation organized under the laws of Germany; (vi) Perot Systems Europe Limited, a corporation organized under the laws of England; and (vii) Perot Systems A.G., a corporation organized under the laws of Switzerland.